Exhibit 99.1

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

CONTACT: Muriel S. Lange
         Investor Relations
         Telephone: 215-887-2280
         Email: mlange@afrt.com website: www.afrt.com

    American Financial Realty Trust Announces Update to Resale Registration
                                    Statement
           Use of Selling Shareholder Prospectus Temporarily Suspended
                        Pending Third Quarter 2003 Update

JENKINTOWN, Pa., November 5, 2003 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today is issuing this press release to announce that the holders of AFR's common shares who are named as selling shareholders in the prospectus dated September 8, 2003, will be prevented from selling common shares under that prospectus while it is updated and supplemented. The prospectus was included as part of AFR's resale registration statement (File No. 333-104000), and will be revised to incorporate information to be contained in AFR's Form 10-Q for the quarter ended September 30, 2003, and such other information as the Company may deem pertinent.

The resale registration statement covers the resale of common shares issued in the Company's September 2002 private placement, as well as common shares issuable upon the conversion of units of AFR's operating partnership, First States Group, L.P. The suspension of the use of the resale registration statement has no bearing on any person's ability to sell shares issued in the September 2002 private placement under the procedures outlined by Rule 144 under the Securities Act of 1933, as amended. Additionally, general trading in AFR's common shares on the NYSE will not be affected while the prospectus is being updated.

Selling shareholders will once again be able to sell their shares under the resale registration when it has been updated with the third quarter financial information, as well as any other information AFR considers pertinent, and the amended document is declared effective by the Securities and Exchange Commission. AFR plans to circulate an updated prospectus to the selling shareholders named in prospectus after the registration statement is declared effective.

Inquiries relating to the resale of common shares should be directed to AFR's transfer agent, American Stock Transfer & Trust, 718-921-8275, or to investor relations at AFR. A copy of the updated resale registration statement will be posted on the company's website, www.afrt.com. AFR will not receive any of the proceeds from the sale of any common shares by the selling shareholders.

About American Financial Realty Trust

American Financial is a self-administered, self-managed real estate investment trust that acquires corporate owned real estate, primarily bank branches and office buildings, from financial


   1725 THE FAIRWAY, JENKINTOWN, PA 19046 T: (215) 887-2280 F: (215) 887-2585
                                  WWW.AFRT.COM
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institutions. It owns and manages these assets primarily under long-term triple net and bond net leases with banks. American Financial is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.